[Exhibit 23.1]


                                  [Letterhead]



  To the Board of Directors
  Perfect Health Care Corp.


  We consent to the use of our report dated September 15, 2004 with respect to the consolidated balance sheets of Perfect Health Care Corp. as of June 30, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 2004, included in this registration statement and prospectus on Form SB-2, and to the reference to our firm under the heading "Experts" in the prospectus.



  Madsen and Associates CPAs, Inc.
  Salt Lake City, Utah
  March 30, 2005